Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-194012 and 333-196698) of Platform Specialty Products Corporation of our report dated March 31, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the measurement period adjustments described in Note 2 and also impacting Notes 4, 5, 8, 12, and 19, as to which the date is September 26, 2014 relating to the financial statements and financial statement schedule, which appears in this Current Report on Form 8-K dated September 26, 2014.

/s/ PricewaterhouseCoopers LLP

Stamford, CT
September 26, 2014